SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

 Date of Report (date of earliest event reported): August 28, 2007

MYCOM GROUP, INC.
 (Exact name of registrant as specified in its charter)

Nevada	000-51046	33-0677545
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. Number)

601 108th Avenue NE, Suite 1908
Bellevue, WA 98004
 (Address of principal executive offices)

Registrant’s telephone number, including area code: 866-276-7277

2560 W. Main Street, Suite 200
Littleton, CO 80120
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01                 Completion of Acquisition or Disposition of Assets

On August 28, 2007, the Registrant, Mycom Group, Inc., a Nevada corporation (“Mycom”), through its wholly owned subsidiary, Mycom Acquisition Corporation, a Nevada corporation (“MergerCo”), exchanged, pursuant to an Agreement and Plan of Merger with Veritas Solutions, Inc., a Washington corporation, (“VSI”) and its wholly owned subsidiary, Secure Asset Reporting Services, Inc., an Alaska corporation (“SARS”) (the “Merger Agreement”), an aggregate of 24,965,945 shares of its common stock for all of the issued and outstanding equity and voting interests of VSI (“VSI Interests”) from the VSI security holders on a one-for-one basis. Mycom shall also reserve a total of 8,660,000 shares for issuance to VSI shareholders upon the close of their current private placement financing. In connection with the Merger Agreement, VSI and SARS merged with and into MergerCo with MergerCo as the surviving corporation. At the closing of the Merger Agreement on August 28, 2007 (the “Closing”), Mycom intends to change its name to “SARS Corp., Inc.” (“SARS Corp.”) and MergerCo intends to change its name to “Secure Asset Reporting Services, Inc.” (“SARS”).

Immediately following the Closing, there were 26,466,040 shares of the Registrant’s common stock outstanding and VSI became a wholly-owned subsidiary of the Registrant. The business, operations, management and other material information concerning VSI is set forth below in this Item 2.01. All references to the “Company,” “VSI,” “SARS,” “we” or “us” refer to the now combined operations of the Registrant and VSI.

DESCRIPTION OF BUSINESS

Mycom Group, Inc. was incorporated in the state of Nevada on April 21, 1995. Mycom Group, Inc. and its wholly-owned subsidiary, Broughton International (Bobbitt & Bransom, Inc., dba Broughton International) were primarily in the reselling of third party software solutions business until the Company sold the assets of its software solutions business on April 20, 2006. As of July 14, 2006, Mycom had no operations and was considered a development stage enterprise.

Veritas Solutions, Inc., was formed in 2004 in the state of Washington to capitalize on the well-established trend toward remote asset management in the tracking and operation of high-value fixed assets, such as vessels, cargo containers, aircraft and trucks. SARS became a 100% wholly-owned subsidiary of VSI in May 2006 through merger transaction. All references to the “Company,” “VSI,” “SARS,” “we” or “us” refer to the now combined operations of the Registrant and VSI.

SARS’ proprietary business intelligence software tool, Intellitrax, is a centralized platform for the acquisition, aggregation and dissemination of intelligence on mobile and fixed assets. With Intellitrax, SARS can gather tracking and other data from disparate sources on various assets such as ships, planes and containers, and present them to our customers in one place in an easy-to-use format. For these services, SARS customers pay us an ongoing access fee. SARS can source data from third-party hardware that the Company can resell and install, or from hardware that is already in use by the business operator or government agency. All of SARS’ pre-packaged remote asset management solutions, such as Secure Asset ASVTS, Secure Asset Marine Tracs and Secure Asset Safetytrax, rely on the Intellitrax system. Intellitrax allows our customers to track their assets anywhere in the world, in real time, 24 hours a day.

In a market where most firms utilize a global positioning satellite, or GPS, message to provide basic information on the location of an asset, the Company distinguishes its product by going beyond mere asset tracking. Asset location is the first piece of data and it becomes the launching point for a more extensive set of data about the usage and condition of the asset, its financial impact on the customer’s business and other critical operational parameters. SARS believes that taking GPS data, merging it with key performance expectations and presenting the results to a fleet manager provides a powerful edge in safety and security, administrative cost reduction and in revenue and margin enhancement.

The Company has initially targeted asset tracking in four industries: marine, upstream and downstream oil and gas production, cargo trailers/containers and aviation. During Hurricanes Katrina and Rita, our Silent Ship Alarm Systems were used to detect drill rig movement in the Gulf of Mexico. The Company also successfully demonstrated for the U.S. Department of Homeland Security its capability to track containers from Scotland to the Pacific Northwest for Operation Safe Commerce, The Boeing Company, Mitsubishi, the Port of Seattle and the Ports of New York/New Jersey. Currently, the Company tracks more than 11,500 marine vessels daily, in real time throughout the United States and overseas. SARS believes that most, if not all, United States-flagged crude oil tankers are currently tracked by Intellitrax worldwide.

Technology Platform and Intellectual Property

The technology behind the Intellitrax system is a hardware-agnostic foundation for tracking remote assets that are engaged in the distribution of goods in commerce, through terrestrial and satellite communications platforms. The technology provides for the acquisition, data warehousing and subsequent presentation of multiple data sets, including location, maintenance records, security status, control data and state of goods while in storage or transit. The Company intends to seek patent protection for a number of aspects of its proprietary technology.

The Company believes its has developed patentable intellectual property in the following areas:

•
Parser - Novel parsing and translation of incoming data packets. Our Multiple Processing Parser is a fully scalable data parser that is hardware and device independent, and it is completely Microsoft.NET compliant.

•	Triggering - Novel automation of tasks based on asset location and status. Events, data filtering and anomaly detection can be performed by our data parsers in conjunction with our data servers.

•	Forms - Novel processing and communication of forms for a variety of businesses are available to customers via mobile communications.

SARS currently has registered trademarks on the following: SARS Roadtrac, SARS Tracpoint, SARS Secure Trac, SARS Directrac, SARS Marinetrac and SARS.

The Company does not manufacture hardware products. All hardware that is utilized in the remote asset management solutions is provided by third-party vendors or directly from manufacturers. In terms of research and development, as technology advances and new hardware equipment becomes available, the Company maintains the flexibility to develop essential connection software to process the data that these new units produce. The Company also continues to improve the software displays of its application layer and the processing of existing data in the core platform layer in order to grow as new customers and assets come online.

SARS’ facilities house servers in locations around the United States and in other parts of the world. SARS intends to add servers and locations to meet increasing customer demand, and to improve redundancies. At the present time, its servers are running at less than 3% of capacity utilization.

Customers and Target Markets

Early adopters of Intellitrax include the U.S. Coast Guard, U.S. Navy, U.S. Customs and Border Protection, State of Hawaii Department of Transportation, various port authorities (including Honolulu, New York/New Jersey and Seattle/Tacoma), Carnival Cruise Lines, Celebrity Cruises Inc., Princess Cruises, Cemex S.A.B. de C.V., Chevron Corporation and Exxon Mobil Corporation. Most of these customers have used SARS’ solution in pilot programs. At the present time, the three largest ongoing (and post-pilot program stage) customers are the Marine Exchange of Alaska, which tracks all vessels in Alaskan coastal waters, the Marine Exchange of Puget Sound, which tracks all vessels in the Washington State coastal waters of Puget Sound, and A.P. Møller-Mærsk A/S, a global ocean carrier. The Company provide these and other customers with shelf-to-shelf tracking - from point of origin to point of sale or permanent destination - and a complete line of applications covering tracking marine, rail, truck, cargo container and air assets.

Competition

The highly fragmented remote asset management market is filled with companies that can utilize a GPS message to provide basic information on the location of an asset. However, SARS believes that they are the only company that can provide tracking that is platform agnostic, or independent of particular hardware and communication services, and capable of achieving profit margins similar to software enterprises. Unlike SARS, the competition seems to focus their resources on target niche markets (for example, trucking, containers or marine) and operates using dedicated hardware.

Competitive Advantages

SARS believes that we are the only company that can provide tracking that is platform-agnostic, or independent of particular hardware and communication services, as comprehensive as a customer may need, and capable of achieving profit margins similar to software enterprises. SARS believes Intellitrax and the remote asset management solutions offer the following distinct advantages:

•
Complete remote asset management solution. Intellitrax is the only available remote asset management solution that constitutes a complete platform to handle the acquisition, management and application of remote asset information. We believe that products from other vendors do not provide a complete solution, as they are limited to an abbreviated suite of hardware devices and/or a narrow range of asset types (for example, only ships or only road trailers).

•
Communications independent. Our customers can choose the communications service that best meets their needs and budget. Products from other vendors are typically tied exclusively to a specific communications service, which prevents customers from benefiting from advances in communications technology. In addition, the products of some other vendors rely on communication services that do not provide worldwide or even nationwide domestic coverage, while the Intellitrax system has global reach.

•
Hardware independent. Our customers can use the data communicator hardware that best meets their needs and budget. Products from other vendors are typically bound exclusively to proprietary hardware, which prevents customers from benefiting from general advances in hardware technology.

•	Customizable. Because Intellitrax is a complete and flexible platform, custom applications can be developed rapidly to accommodate any unique needs of our customers.

•	Superior mapping. Based on our customers’ feedback, Intellitrax’ mapping application delivers a superior user experience. Customers continue to cite this feature as a significant advantage.

•
Superior reporting and notification. Our reports are formatted to match each individual customer’s reports and forms. Automatic notification can be sent to any customer’s designated recipient via fax, email, phone or web, at any predetermined frequency.

•
Web-based. Intellitrax applications are delivered via a standard Internet browser with little or no further software requirements. Products from other vendors typically require custom client software to be installed and maintained, and employees to be trained.

Legislation and Government Regulation

Due in large part to the relative newness of the remote asset management industry, there are currently no regulations specifically governing suppliers of asset tracking technology. Many of the Company’s customers, however, especially in the maritime industry, are mandated by law to utilize asset tracking systems.

The Company has worked, and continues to work, to facilitate legislation that authorizes the U.S. Congress to appropriate money for a national tracking system using Automated Secure Vessel Tracking System. We are currently working with House and Senate members to pass appropriations for ASVTS to be used nationally. Bills already requiring the use of ASVTS include the Coast Guard Re-authorization Act of 2005, the Marine Security Act and the SAFE Act. Legislation indirectly impacting our business includes: Maritime Security Act of 2002, Coast Guard Re-Authorization Act, Port Security Improvement Act of 2006 and the Security and Freedom Ensured Act of 2007.

Employees

The Company currently has 24 full-time employees and 2 part-time employees.

Risk Factors

We have no history of having meaningful revenues or profitable operations and may incur future losses, which will likely impair our future stock price.

Since VSI was formed in 2004, we have generated limited revenues, incurred losses and we may never realize meaningful revenues or achieve profitability. We expect our operating expenses to increase substantially as we expand our sales and marketing efforts. Given these planned expenditures, we may incur additional losses in the near future. For the year ended December 31, 2005, we had sales of $22,014 and a net loss of $(3,141,112). At December 31, 2005, we had a total stockholders’ equity(deficit) of $(917,963). Our stockholders’ equity increased to $3,900,386 as of September 30, 2006. For the nine-month period ended September 30, 2006, we had sales of $195,714, compared to sales of $20,694 for the comparable period in 2005. Because we have sustained substantial losses and have relied primarily on sales of securities and borrowings for operating capital, our independent accountants’ report accompanying our financial statements contained an unqualified opinion with a “going concern” explanatory paragraph as a result of the risk surrounding our ability to continue in existence as a “going concern.”

Our business is difficult to evaluate because we have a limited operating history and an uncertain future.

We have a limited operating history upon which you can evaluate our present business and future prospects. We face risks and uncertainties relating to our ability to implement our business plan successfully. Our operations are subject to all of the risks inherent in the establishment of a new business enterprise generally. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a new business, the commencement of operations and the competitive environment in which we operate. If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations, financial condition and prospects will be materially harmed.

Many of our customers are still in the pilot-program stage and we cannot assure you that we can convert them into ongoing, large-scale customers as pilot programs are completed.

While we have a number of end-users currently using our Intellitrax system to track assets, many of these customers are still in the pilot-program stage. We will strive to convert these prospective customers into ongoing, large-scale customers as pilot programs are completed, but we cannot assure you that we will be able to convert all or even some of them. If we cannot convert a significant number of our pilot-program end-users, we will be materially impacted.

Most of our end-users are subject to budgetary and political constraints which may delay or limit purchases of our products, and we will have no control over those decisions.

Most of our end-user customers are government agencies. These agencies often do not set their own budgets and, therefore, have little control over the amount of money they can spend. In addition, these agencies experience political pressure that may dictate the manner in which they spend money. As a result, even if an agency wants to purchase our products, it may be unable to purchase them due to budgetary or political constraints. Some government agency orders may also be canceled or substantially delayed due to budgetary, political or other scheduling delays which frequently occur in connection with the purchase of products by government agencies.

We are dependent on a few of our larger customers and are vulnerable to changes in their asset tracking requirements.

We attempt to sell our services to an array of customers to prevent any grave dependence on one particular customer. However, to date, a large percentage of our sales have come from a few customers. For the nine months ended September 30, 2006, two customers of SARS accounted for 76% of our sales. Since some of our customers are significantly larger than others, the termination of contracts with those particular customers may have a material adverse effect on our revenue.

We currently rely on contracts with government agencies which are heavily influenced by priorities in government spending and therefore often uncertain.

Currently, a significant part of our revenue is attributable to contracts with government agencies, particularly the U.S. Coast Guard. Changes in the priorities of the government may affect the level of funding allocated towards U.S. Coast Guard programs. We may benefit if greater funds are allocated toward asset tracking to the extent that our business is engaged for such use. However, changes in priorities in government spending may diminish the U.S. Coast Guard’s capacity to engage our services.

Our revenue sources are presently concentrated in the maritime market and not yet diversified in other segments, which may adversely affect our business in an industry slump.

Our initial and ongoing operations may result in a pattern of reliance on revenue from one or more customers in one market segment (such as the maritime segment at this time) who may represent a disproportionate share of our gross revenue. Loss of such end-user customers may have adverse effects on our operations until such loss is resolved or revenue sources are diversified among other end-user customers and market segments. We have a limited operating history and cannot accurately predict if and when such an over-reliance may occur or whether we will be successful in correcting such an over-reliance in time to avoid operating losses.

We do not have patent protection on our intellectual property. If we are unable to protect our right to use certain intellectual property, we may lose a competitive advantage or incur substantial litigation costs to protect our rights.

We do not have patents or registered trademarks on our proprietary technology. Our future success depends in part upon our proprietary technology. The scope of any patent to which we have or may obtain rights may not prevent others from developing and selling competing products. The validity and breadth of claims covered in technology patents involve complex legal and factual questions, and the resolution of such claims may be highly uncertain, lengthy and expensive. In addition, any patents we may obtain may be held invalid upon challenge, or others may claim rights in our ownership of such patents.

We are subject to intellectual property infringement claims, which may cause us to incur litigation costs and divert management attention from our business.

While we do not currently anticipate any claims against us, any intellectual property infringement claims against us, with or without merit, could be costly and time-consuming to defend and divert our management’s attention from our business. If our products were found to infringe a third party’s proprietary rights, we could be required to enter into royalty or licensing agreements in order to be able to sell our products. Royalty and licensing agreements, if required, may not be available on terms acceptable to us or at all.

We face competition from other asset tracking and messaging businesses that are also seeking to develop a leading position in the global asset tracking market.

One of our specialized or local competitors may copy our solution, or part of it, even in the presence of potential patents or copyrights, as a strategic means of challenging our intellectual property.

If we are unable to manage our intended growth, our prospects for future profitability will be adversely affected.

We intend to aggressively expand our marketing and sales program. Rapid expansion may strain our managerial, financial and other resources. If we are unable to manage our growth, our business, operating results and financial condition could be adversely affected. Our systems, procedures, controls and management resources also may not be adequate to support our future operations. We will need to continually improve our operational, financial and other internal systems to manage our growth effectively, and any failure to do so may lead to inefficiencies and redundancies, and result in reduced growth prospects and profitability.

Our insurance policies may be inadequate in a catastrophic situation and potentially expose us to unrecoverable risks.

We will have limited commercial insurance policies. Any significant claims against us would have a material adverse effect on our business, financial condition and results of operations. Insurance availability, coverage terms and pricing continue to vary with market conditions. We endeavor to obtain appropriate insurance coverage for insurable risks that we identify, however, we may fail to correctly anticipate or quantify insurable risks, we may not be able to obtain appropriate insurance coverage, and insurers may not respond as we intend to cover insurable events that may occur. We have observed rapidly changing conditions in the insurance markets relating to nearly all areas of traditional corporate insurance. Such conditions have resulted in higher premium costs, higher policy deductibles and lower coverage limits. For some risks, we may not have or maintain insurance coverage because of cost or availability.

Our business depends on the availability of satellite and other networks.

Our Intellitrax system relies on data feeds broadcast from tracked assets over satellite, radio or cellular networks. The unavailability or nonperformance of these network systems could harm our business, operating results, liquidity and financial position.

Our business and operations would suffer in the event of system failures.

Despite system redundancy and the implementation of security measures, our systems are vulnerable to damages from computer viruses, unauthorized access, energy blackouts, natural disasters, terrorism, war and telecommunication failures. Any system failure, accident or security breach that causes interruptions in our operations or to our customers’ operations could result in a material disruption to our business. To the extent that any disruption or security breach results in a loss or damage to our customers’ data or applications, or inappropriate disclosure of confidential information, we may incur liability as a result. In addition, we may incur additional costs to remedy the damages caused by these disruptions or security breaches.

From time to time, we install new or upgraded business management systems. To the extent such systems fail or are not properly implemented, we may experience material disruptions to our business, delays in our external financial reporting or failures in our system of internal controls, that could have a material adverse effect on our results of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This Item 2 and the Current Report on Form 8-K may contain “forward-looking statements.” In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms and other comparable terminology. These forward-looking statements include, without limitation, statements about our market opportunity, our strategies, competition, expected activities and expenditures as we pursue our business plan, and the adequacy of our available cash resources. Although we believe that the expectations reflected in any forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Actual results may differ materially from the predictions discussed in these forward-looking statements. Changes in the circumstances upon which we base our predictions and/or forward-looking statements could materially affect our actual results. Additional factors that could materially affect these forward-looking statements and/or predictions include, among other things: (1) our limited operating history; (2) our ability to pay down existing debt; (3) our ability to retain the professional advisors necessary to guide us through our corporate restructuring; (4) the risks inherent in the investigation, involvement and acquisition of a new business opportunity; (5) unforeseen costs and expenses; (6) potential litigation with our shareholders, creditors and/or former or current investors; (7) the Company's ability to comply with federal, state and local government regulations; and (8) other factors over which we have little or no control.

We do not undertake any obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results or achievements to be materially different from any future results or achievements expressed or implied by such forward-looking statements. Such factors include the factors described in our interim and audited consolidated financial statements and the Management’s discussion and analysis of financial condition and results of operations.

In connection with, and because we desire to take advantage of, the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, we caution readers regarding certain forward looking statements in the following discussion and elsewhere in this report and in any other statement made by, or on our behalf, whether or not in future filings with the Securities and Exchange Commission. Forward looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments. Forward looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward looking statements made by, or on our behalf.

Overview of Our Business

Veritas Solutions, Inc. (also known in the industry as VSI Wireless, Secure Asset Reporting Services, Inc. and SARS, Inc.) was formed to capitalize on the well-established trend toward remote asset management in the tracking and operation of capital assets. Our mission is to become the leader in this broad, highly fragmented market. Today, the worldwide infrastructure for the tracking of assets consists of disparate satellite and cellular communications networks, VHF radio-based systems, and hardware devices and software applications that apply predominantly to specific classes of assets (for example, only to ships or only to road trailers). Within this market, we believe that we offer the only complete remote asset management solution, one that is both customizable and independent of the type of communications or hardware. Our solution can track assets anywhere in the world, providing timely, accurate and pertinent information to our customers in real time.

Our proprietary business intelligence software tool, called Intellitrax, is the key to our business and recurring revenue model. Intellitrax is a centralized platform for the acquisition, aggregation and dissemination of intelligence on mobile and fixed assets. With Intelitrax, we gather tracking and other data from disparate sources on various assets such as ships, planes and containers, and present them to our customers in one place, and in an easy-to-use format. For these services, our customers pay us an ongoing access fee. We can source data from third-party hardware that we resell and install, or from hardware that is already in use by the business operator or government agency. All of our pre-packaged remote asset management solutions, such as ASVTS®, SARS®Marine Tracs ® and SARS® Safetytrax, rely on our Intelitrax system. Intelitrax allows our customers to track their assets anywhere in the world, in real time, 24 hours a day.

In a market where most firms utilize a global positioning satellite, or GPS, message to provide basic information on the location of an asset, we distinguish our product by going beyond mere asset tracking. Asset location is the first piece of data and it becomes the launching point for a more extensive set of data about the usage and condition of the asset, its financial impact on the customer’s business and other critical operational parameters. We believe that taking GPS data, merging it with key performance expectations and presenting the results to a fleet manager provides a powerful edge in safety and security, administrative cost reduction and in revenue and margin enhancement.

Revenue Model and Growth Strategy

Our revenue model is comprised of (i) a monthly recurring software usage fee for access to Intellitrax including long-range identification tracking display, automatic identification system display, alarm notifications and alarm monitoring; (ii) a monthly recurring airtime and data delivery fee for the cost of airtime from our service providers, plus retail mark-ups; and (iii) one-time fees for hardware, installation, shipping, customization and special programming requirements. As demand dictates, we resell and install hardware from third parties to facilitate data flow to Intelitrax and, in turn, we expect revenues from such resale and installations to be a large part of our initial revenue base.

Our main objective will be to migrate new customers to a recurring revenue model, one that imposes a software usage fee for access to Intelitrax. The monthly recurring fees range from $10 to $125 on average per asset, for each customer, and the hardware, if we need to install it, typically ranges from $500 to $3,500 per asset. Presently, our monthly revenues average $45,000, and we project annual revenues of approximately $14 million in 2008, as companies convert from pilot programs to actual contracts.

Our management team has more than 60 years of combined experience in marine operations and asset tracking. This marine asset focus has provided us with our initial customer base. We believe that our management’s understanding of the maritime market, coupled with our advanced Intellitrax tracking system, positions us to be the leader in the marine and related segments of the global asset tracking market. The net proceeds of this Offering will be used to build our industry position and drive strong organic growth through aggressive marketing and sales. In addition, we have identified several well-positioned and undercapitalized competitors as potential acquisition targets. These companies provide what we believe are complementary software and/or technology platforms, existing customer bases in various niche or regional marketplaces and trained professional employees.

Selected Financial Data

The following summarizes selected historical financial information of Veritas Solutions, Inc. and its subsidiaries (collectively called “Company”) for the nine month period ended June 30, 2007, as compared to the nine month period ended September 30, 2006. The Company changed its fiscal year from December 31 to September 30, which resulted in a nine month reporting year in 2006. The financial information regarding the parent company and its subsidiaries are presented on a consolidated basis.

Income

Revenues are $515,414 for the nine month period ended June 30, 2007, as compared to revenues of $195,714 for the nine month period ended September 30, 2006. The revenue increase is attributed to the net addition of customers from new sales, prior acquisitions, new operating and licensing agreements. We continue to be encouraged by the enthusiasm demonstrated by our customers and potential customers for our various tracking services. We are working to expand our markets, alliances, products, services, potential customer base through a variety of strategic goals and mergers and acquisitions.

Expenses

Cost of revenues are $415,568 for the nine month period ended June 30, 2007, as compared to cost of revenues of $120,698 for the nine month period ended September 30, 2006. The cost of revenues increase is attributed to increased revenues and a write-off of obsolete inventory to cost of revenues.

Operating expenses are $5,008,674 for the nine month period ended June 30, 2007, as compared to operating expenses of $9,824,639 for the nine month period ended September 30, 2006. Operating expenses decreased in the categories of capital formation, merger and acquisition expense, while increasing in the categories of wages, marketing, general and administrative expenses due to normal operational growth and internal audit and compliance costs in preparation for the reverse merger.

Net Earnings / Losses

Net losses are $5,815,330 for the nine month period ended June 30, 2007, as compared to net losses of $9,789,884 for the nine month period ended September 30, 2006. The loss per share was $0.28 for the nine month period ended June 30, 2007 in comparison with $0.34 for the nine month period ended September 30, 2006.

We have suffered recurring losses since the inception of the Company. We anticipate that capital resources, including amounts available from the anticipated sale of Common Stock, will enable continued operations through September 2008, assuming the Company meets its sales projections for such period. If the Company materially fails to meet such sales projections or does not raise additional capital, then the Company may be forced to severely curtail or cease operations. Consequently, the Company is actively working with investment banks and institutional investors to obtain additional capital through various financing options. There can be no assurance that additional financing will be available on favorable terms or at all. If the Company raises additional capital through the sale of equity or convertible debt securities, the issuance of such securities may result in dilution to existing stockholders.

Cash Flows

Cash flows used in operations were a negative $3,889,969 for the nine month period ended June 30, 2007, and a negative $1,512,417 for the nine month period ended September 30, 2006. Continued negative cash flows are primarily attributable to additional losses from operations, additional amounts owed from customers (Accounts Receivable), and payments made to vendors (Accounts Payable).

Cash flows used in investing activities were a negative $640,283 for the nine month period ended June 30, 2007, and a negative $273,860 for the nine month period ended September 30, 2006. Continued negative cash flows are primarily attributable to the purchase of additional property, equipment, software for operations and growth, plus cash advances made to Andronics, Ltd under an Operating Agreement dated 2/9/07, secured by promissory notes.

Cash flows provided by financing activities were $5,603,722 for the nine month period ended June 30, 2007, and $1,794,155 for the nine month period ended September 30, 2006. The positive cash flow in the current nine month period is attributable to the sale of the Company’s common stock and issuance of warrants, plus borrowings on notes payable for property, equipment and software.

Liquidity and Capital Resources

Our cash position increased to $1,139,050 as of June 30, 2007 from $65,580 as of September 30, 2006 primarily due to the cash flow provided by financing activities attributable to the sale of the Company’s common stock and issuance of warrants. Retained deficit increased to $19,615,754 as of June 30, 2007 from $14,373,292 as of September 30, 2006 due to the net loss incurred during the current nine month period ended June 30, 2007.

On a long-term basis, liquidity is dependent on continuation and expansion of operations, receipt of revenues and additional infusions of capital. Management believes that we have the cash funds and necessary liquidity to meet the needs of the company over the next year, assuming sales and development efforts conform to the standards historically set. However, to fully maximize the potential presented by the key events presented below, management believes that approximately $5,000,000 will need to be raised. If necessary, we plan to raise this capital through completion of an existing private placement memorandum. Once these funds are raised, they will be primarily used for merger and acquisitions, to complete research and development of future products and services, and planned upgrades to all existing products and services.

If the general economic situation and the market conditions improve, our marketing effort will be increased. It is anticipated that the funds will be raised through our private placement or other means as may be determined by our Board and advisors from time to time. If we are unable to raise additional capital, the growth potential will be adversely affected. Additionally, we will have to significantly modify our business plans.

Critical Accounting Policies and Estimates

We have identified critical accounting policies that, as a result of judgments, uncertainties, uniqueness and complexities of the underlying accounting standards and operations involved could result in material changes to our financial position or results of operations under different conditions or using different assumptions. The most critical accounting policies and estimates are:

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The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

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Fair value of instruments. Our financial instruments consist of accounts receivable, accounts payable and long term debt. The fair value of financial instruments approximates their recorded values. Fair value of loans payable to stockholders and balances of bank lines of credit, in the circumstances, are not reasonably determinable.

Details regarding our use of these policies and the related estimates are described in the accompanying interim consolidated financial statements for the nine month period ended June 30, 2007 and our audited consolidated financial statements for the fiscal year end September 30, 2006, including notes thereto included herein. During the nine month period ended June 30, 2007, there have been no material changes to our critical accounting policies that impacted our consolidated financial condition or results of operations.

Concentration of Credit Risk. Three customers accounted for more than 80% and 87% of the company’s accounts receivable and sales, respectively as of June 30, 2007. The loss of, or the failure to collect amounts owed by any of these customers could create significant hardship for the company.

Allowance for Doubtful Accounts. The company provides for an allowance for doubtful accounts based on an evaluation of customer account balances past due ninety days or more from the date of invoicing. In determining whether to record an allowance for a specific customer, the Company considers a number of factors, including prior payment history and financial information for the customer. As of June 30, 2007, the allowance for doubtful accounts was $ 3,073.

Goodwill and Customer List. Goodwill consists of the excess of the purchase price paid over the fair value of the assets acquired related to the purchase of certain assets of Sentinela, LLC. The customer list was purchase from ESL Wireless, LLC. The customer list is not subject to amortization but, as with goodwill and other long lived assets, is subject to periodic reviews for impairment.

Impairment of Long-Lived Assets. The Company’s long lived assets, including property, equipment and software, goodwill and customer list, are reviewed for carrying value impairment annually or more frequently when events or changes in circumstances indicate that the carrying amount may not be recoverable. The Company evaluates the recoverability of its goodwill and other intangible assets in accordance with SFAS 142. The intangible asset Customer list resides in subsidiary ESL Wireless, LLC. Due to the migration of customers to subsidiary, Secure Assets Reporting Systems, Inc. post-merger, the remaining Customer list is deemed to have no future value and impairment of $50,000 was recognized June 30, 2007 and included in depreciation and amortization expense.

Loss per Share. Basic loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of common stock shares outstanding during the period. Diluted loss per share, which would include the effect of the conversion of unexercised stock options, unexercised warrants to purchase Common Stock, and convertible Preferred Stock, is not separately computed because inclusion of such conversions is antidilutive. In these cases, basic and diluted loss per share is the same.

Basic and diluted weighted average shares outstanding, and the potentially dilutive securities excluded from loss per share computations because they are antidilutive, are as follows (restated to reflect reverse stock split):

Nine months ended June 30, 2007
Basic and diluted weighted average common stock shares outstanding	20,796,150
Common stock equivalents of potentially dilutive securities excluded from loss per share computations:
Convertible preferred stock	1,089,909
Common stock purchase warrants	8,247,053

Revenue Recognition. The Company recognizes revenue when it has persuasive evidence of an arrangement, the product has been shipped or the services have been provided to the customer, title and risk of loss for products has passed to the customer, the sale price is fixed and determinable, no significant unfulfilled Company obligations exist, and collectibility is reasonable assured. Revenue from hardware sales is generally recognized when products are shipped and/or the revenue is fully earned and ownership had passed to the customer. Revenue from tracking services are recorded in the month the service is provided. Revenue from custom programming services, which are all short-term, is recognized using the completed-contract method. Unearned revenues, recorded as deferred revenue in the balance sheet, were $2,893 for the nine months ended June 30, 2007.

Advertising Expense. Advertising cost, which are included in sales and marketing expenses, are expensed as incurred. Advertising expense, included in sales and marketing expense, was $13,657, for the nine months ended June 30, 2007.

Share-Based Payments. During the nine months ended June 30, 2007, the Company granted warrants to purchase shares of the Company’s Common stock to various parties for consulting services and in connection with fund raising activities. The fair value of the warrants was estimated using the Black-Scholes option valuation model in accordance with the Financial Accounting Standards Board’s Emerging Issue Task Force Abstract, EITF 96-18, Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods and Services (“EITF 96-18”).

Accounting for Derivatives. As of June 30, 2007, the Company has $1,089,909 in convertible debt, warrants outstanding to purchase 8,247,053 post-split shares of common stock and no options or other contracts with derivative characteristics. The Company has evaluated its convertible debt and warrants and will evaluate other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under Statement of Financial Accounting Standards 133 “Accounting for Derivative Instruments an Hedging Activities” and related interpretations including EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”. The result of this accounting treatment is the fair value of the embedded derivative is marked-to-market each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the consolidated statement of operations or other income or expense. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity. Equity instruments that are initially classified as equity that become subject to reclassification under SFAS 133 are reclassified to liability at the fair value of the instrument on the reclassification date.

Recent Accounting Pronouncements. In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, Accounting for Uncertainties in Income Taxes, (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for financial statements as of January 1, 2007. The Company has not yet determined the impact of applying FIN 48.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements but does not require any new fair value measurements. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company has not yet determined the impact of applying FAS 157.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, (“FAS 158”). FAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multi employer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. FAS 158 is effective for financial statements as of December 31, 2006. The Company has not yet determined the impact of applying FAS 158.

In February 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Liabilities” (“SFAS 159”). SFAS 159 provides the option to report certain financial assets and liabilities at fair value, with the intent to mitigate volatility in financial reporting that can occur when related assets and liabilities are record on different bases and is effective for fiscal years beginning after November 15, 2007. The Company is in the process of evaluating the impact of SFAS 159 on its results of operations and financial position.

In June 2007, the Emerging Issues Task Force of the FASB issued EITF Issue No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services to be Used in Future Research and Development Activities, (“EITF 07-3”) which is effective for fiscal years beginning after December 15, 2007. EITF 07-3 requires that nonrefundable advance payments for future research and development activities be deferred and capitalized. Such amounts will be recognized as an expense as the goods are delivered or the related services are performed. The Company does not expect the adoption of EITF 07-3 to have a material impact on the financial results of the Company.

In September 2006, the SEC staff issued Staff Accounting Bulletin 108 (“SAB 108”), “Financial Statements—Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements. SAB 108 addresses how a registrant should quantify the effect of an error on the financial statements and concludes that a dual approach should be used to compute the amount of a misstatement. Specifically, the amount should be computed using both the “rollover” (current year income statement perspective) and “iron curtain” (year-end balance sheet perspective) methods. The provisions of SAB 108 are effective for the Company beginning April 1, 2007. The Company does not expect that the implementation of SAB 108 will have a material impact on its consolidated results of operations, financial position or liquidity.

Trends

Over the next 12 month period, we will expect to experience continued net losses thru most of the year. We also expect to revenues to increase in most, if not all, product lines. We are adding new customers to our system every month. With each new customer comes an additional recurring revenue source.

The use of GPS tracking products continues to be utilized around the world by both businesses and government agencies on an increasing basis each year. There are also new governmental mandates each year which require the use of this technology. We believe these trends will continue in FY2008. Many large companies own or operate remote physical assets such as trucks, structures, cargo containers, vessels and equipment. Today, these companies have either no management systems in place for these assets or they undertake a process that relies on information passing from person to person and being recorded and updated manually. As an attractive alternative, we can track a company’s assets anywhere in the world, in real time, 24 hours a day. Initially, we have targeted asset tracking in four large industries: marine, upstream and downstream oil and gas sectors, cargo trailers/containers and aviation.

While there are no absolute barriers to entering the remote asset management market, we believe there are significant hurdles for a prospective competitor to clear. They include long software development time, the acquisition of technology resources, knowledge of the market and customers’ information needs, and a sales distribution network. Unlike other companies in our industry, we have already established a strong nationwide and global dealer/installer network.

We estimate, based on U.S. Department of Transportation statistics, that the asset monitoring market will generate more than $670 million in annual revenue. We believe that actual annual revenue in this market can be considerably higher because the statistics provided by the U.S. Department of Transportation include only marine vessels flagged in the United States, while the vast majority of marine vessels operating in U.S. waters are flagged under other nations for tax, liability and other reasons.

Through pilot programs that we have already implemented or are in the process of implementing, early adopters of our comprehensive, open-architecture software suite include the U.S. Coast Guard, U.S. Customs and Border Protection, State of Hawaii Department of Transportation, various port authorities (including Honolulu, Seattle and Tacoma), Horizon Lines, Alaska Tanker Company, Cemex S.A.B. de C.V., and Exxon Mobil Corp. We provide these and other customers with shelf-to-shelf tracking - from point of origin to point of sale or permanent destination - and a complete supply line of applications covering marine, rail, truck, cargo container and air assets. As pilot programs are completed, we strive to convert these prospective customers into ongoing, large scale customers. By allowing potential customers to sample our remote asset management solutions, we give them the ability to make informed decisions when choosing to use us for their asset tracking needs. We work with the customer and prepare a schedule as well as specific success criteria. Equipment and services are then tested for a limited period of time. Should the customer choose us upon completion of the test period, the customer is automatically rolled over to a subscriber contract.

We have facilitated legislation that authorizes the U.S. Congress to appropriate money for a national tracking system using our systems in the U.S. Coast Guard and U.S. Customs and Border Protection. We have been directly involved in recent legislation mandating vessel tracking. We have helped Congress facilitate the Coast Guard Re-authorization Act of 2005, Security and Freedom Ensured (“SAFE”) Act of 2007, Green Lane Act and several other bills. We are currently working with the House and Senate Appropriations committees to establish a $12 million trial of our systems over the next three years. Regardless of the outcome of this trial period, we expect that the SAFE Act, if passed, will require use of a solution essentially similar to one of our solutions by April 2007. The International Maritime Organization has also issued several mandates that require services which we provide globally, including our Long-Range Identification Tracking, Automatic Identification System and Silent Ship Alarm solutions.

Additionally, we continue to develop and engage strong reseller contacts in the transportation industry and are working on new market segment applications for our products and services.

Acquisitions of companies will diversify our product mix to our customers and allow our company to offer “beyond tracking” to our customer base. The next 12 months should see a shift in the percentage of our business revenues coming from the SARS Intelitrax to other new products and services.

Inflation

Although our operations are influenced by general economic conditions, we do not believe that inflation had a material effect on our results of operations during the nine months ending June 30, 2007.

DESCRIPTION OF PROPERTY

The Company does not own any real property. The Company leases an office in Bellevue, WA from an unrelated party. The office lease is $5,364 per month for a six month term, beginning May 1, 2007. The Company leases a Port Orchard, WA office facility from a business owned by two of the Company’s beneficial stockholders. The office lease is $3,000 per month for a one year term, beginning December 1, 2006. These offices house administrative, marketing and training staffs.

The Company leases roof space for AIS receivers in South America. The lease is for a one year term and contains options to renew for four 1-year terms at a 4% annual escalation per year. The current lease rate is $411 per month and expires January 1, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the date of this Report, the Company has 26,466,040 shares of common stock outstanding and 1 share of preferred stock outstanding. The following table sets forth certain information regarding the beneficial ownership of our outstanding shares as of the date of this Report by (i) each person who is known by us to own beneficially more than 5% of our outstanding shares of common stock, (ii) each of our executive officers and directors, and (iii) all of our executive officers and directors as a group.

Title of Class:	Name and Address of Beneficial Holder:	Amount and Nature of Beneficial Ownership:		Percent of Class (6):
Common, $.01 par value	Earnest Mathis, Director 2560 W. Main Street, Ste. 200 Littleton, CO 80120	411,536	(1)	1%
Common, $.01 par value	Clayton Shelver, CEO 601 108th Ave. NE, Ste. 1908 Bellevue, WA 98004	377,925		1%
Common, $.01 par value	David Otto Director and Secretary 601 Union Street, Ste. 4500 Seattle, WA 98101	5,639,774	(2)	19%
Common, $.01 par value	Jeremy Johnson, CTO 601 108th Ave. NE, Ste. 1908 Bellevue, WA 98004	54,750		<1%
Common, $.01 par value	Cecil Whitlock, CFO 601 108th Ave. NE, Ste. 1908 Bellevue, WA 98004	419,750	(3)	1%
Common, $.01 par value	Robert Lear, COO 601 108th Ave. NE, Ste. 1908 Bellevue, WA 98004	93,075		<1%
Common, $.01 par value	Laurence and Artha Shelver 601 108th Ave. NE, Ste. 1908 Bellevue, WA 98004	1,712,607	(4)	6%
Common, $.01 par value	Capital Group Communications, Inc. 1750 Bridgeway, Suite #A200 Sausalito, CA 94965	1,753,025	(5)	6%
Common, $.01 par value	Constance Lautieri 601 108th Ave. NE, Ste. 1908 Bellevue, WA 98004	2,284,170	(6)	6%
Total Held by Officers and Directors:		8,709,417		30%
Total Held by Officers, Directors and Certain Beneficial Owners:		12,746,612		42%

(1)
The amount includes a common stock purchase warrant to acquire up to 75,000 shares at $1.25/share with an expiration date of August 20, 2010. This warrant is held by Mathis Family Partners, Ltd., of which Mr. Mathis is a partner.

(2)
Of the shares of Common Stock held by Mr. Otto, 730,000 shares are held by Otto Capital Holdings, Inc., of which Mr. Otto is the President; 492,750 shares are held by Crimson Capital, LLC, of which Mr. Otto is a member; 1,288,024 shares are held by Joseph Martin, LLC, of which Mr. Otto is a member; 912,500 are held by Saratoga Capital Partners I, Inc., of which Mr. Otto is a manager; and 36,500 shares are held by Cambridge Partners, LLC, of which Mr. Otto is a member. Crimson Capital, LLC also owns a common stock purchase warrant to acquire up to 100,000 shares at $1.00/share with an expiration date of September 30, 2011. Cambridge Partners, LLC owns a common stock purchase warrant to acquire up to 100,000 shares at $1.00/shares with an expiration date of September 30, 2011. Saratoga Capital Partners I, Inc. owns a common stock purchase warrant to acquire up to 1,250,000 shares at $1.00/share with an expiration date of September 30, 2011.

(3)	This amount includes a common stock purchase warrant to acquire up to 182,500 shares of common stock at $1.00/share with an expiration date of October 31, 2011.

(4)
Laurence G. Shelver is the father of Clayton Shelver, our Chief Executive Officer. Additionally, Mr. Shelver is also the holder of the 1 share of Series A Preferred and receives monthly dividend payments of $6,332.73. The principal amount of the Series A is $949,908.83, interest is 8% per annum, the conversion price is $1/share and will automatically convert into common stock upon expiration in August 2009.

(5)	Capital Group Communications, Inc. provides public relations services to us.

(6)
This amount includes a common stock purchase warrant to acquire up to 585,460 shares of common stock at $1.00/share with an expiration date of January 1, 2010. This amount also includes a common stock purchase warrant to acquire up to 363,540 shares of common stock at $1.00/share with an expiration date of October 31, 2011.

(7)
As of August 28, 2007, there was 26,466,040 shares of common stock issued and outstanding. The total amount of shares that could be issued to certain beneficial owners and management within the next 60 days is 2,656,500 shares. Based on these amounts, the percentage ownership is based on a fully diluted amount of 29,122,540 shares.

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Neither the Company, its property, nor any of its directors or officers is a party to any pending legal proceeding, nor have they been subject to a bankruptcy petition filed against them. None of its officers or directors has been convicted in, nor is subject to, any criminal proceeding.

The names and ages of the directors and executive officers of the Company and their positions with the Company are as follows:

Name	Age	Position
Earnest Mathis	47	Director, Former CEO, President, Secretary and Treasurer
Clayton Shelver	41	Chief Executive Officer
David Otto	48	Secretary and Director
Jeremy Johnson	36	Chief Technical Officer
Cecil Whitlock, CPA	58	Chief Financial Officer
Robert Lear	57	Chief Operating Officer

Earnest Mathis, Jr. has been a Director since July 19, 2006. Mr. Mathis was our Chief Executive Officer, President, Secretary and Treasurer until his resignation on August 28, 2007. From October 26, 2006 to the present, Mr. Mathis has been Mycom's Chief Executive Officer and sole member of the Board of Directors. From March 2005 to the present, Mr. Mathis has been VitaCube Systems Holdings, Inc. Chairman of the Board of Directors. From March 2005 to June 2, 2005 Mr. Mathis was VitaCube Systems Holdings, Inc. President. From March 2005 to October 11, 2006 Mr. Mathis was VitaCube Systems Holdings, Inc. Chief Executive Officer. From February 2003 to the present, Mr. Mathis has been a manager and member of Louisiana Land Acquisitions, LLC, which holds real property. From December 2004 to present, Mr. Mathis has been a manager or Trinidad Golf, LLC, a golf course development company. From October 2004 to present, Mr. Mathis has been a manager of Trinidad Land Co., LLC, which holds real property. From June 2002 to June 2003, Mr. Mathis was the President and a Director of Instanet, Inc. Instanet was a publicly-held shell corporation. In August 2003, Instanet acquired VitaCube Systems Holdings, Inc. in a stock for stock transaction and Mr. Mathis resigned as an officer and director at that time. From April 2002 to July 2006 Mr. Mathis was the Chief Executive Officer, Chief Financial Officer and a member of the Board of Directors of Petramerica Oil, Inc., a publicly-held shell corporation. In July 2006, Petramerica Oil, Inc. acquired Triton Distribution Systems, Inc. in a stock for stock transaction and Mr. Mathis resigned as an officer and director in July 2006. From December 2005 to December 2006, Mr. Mathis was President of Xedar Corporation, a publicly-held shell corporation. In December 2006 Xedar Corporation acquired Premier Data Services, Inc. in a stock for stock transaction and Mr. Mathis resigned as an officer at that time and as a director in January 2007. From February 2001 to December 2002, Mr. Mathis was the President, Chief Financial Officer and a member of the Board of Directors of Care Concepts, Inc., a publicly-held shell corporation. From January 1999 to January 2002, Mr. Mathis was Chief Executive Officer and Chief Financial Officer of Milestone Capital, Inc. and served as the company's sole Director. Milestone was a publicly-held shell corporation. In January 2002, Milestone acquired Elite Agents, Inc. in a stock for stock transaction and Mr. Mathis resigned as an officer and director at that time. From January 1987 to the present, Mr. Mathis has been President and a member of the Board of Directors of Inverness Investments, a privately-held financial consulting company in Denver, Colorado. From February 1998 to the present, Mr. Mathis has served as Manager of Amerigolf, LLC, a golf course development company. From January 1997 to the present, Mr. Mathis has served as President of Integrated Medical Services, Inc. (IMS). IMS transports and processes medical waste from small and large generators of medical waste. In March 1999, IMS sold 100% of its assets to publicly held Stericycle, Inc. In March 2002, Mr. Mathis became one of the founding members and managers of Waveland Ventures, LLC, a capital management company with emphasis in managing economic redevelopment and stimulation programs for governmental entities. He also is a managing director of Waveland Colorado Ventures, LLC, a Certified Capital Company. Mr. Mathis attended Denver University where he studied finance and since 1992, has been a member of the Denver Society of Securities Analysts.

Clayton Shelver has been the Chief Executive Officer since August 28, 2007. Since November 2006, Mr. Shelver has served as the Chief Executive Officer and a director of Veritas Solutions, Inc. and was the co-founder and Chief Executive Officer of Secure Asset Reporting Services, Inc. (“Secure Asset”) from November 2001 until its acquisition by Veritas Solutions, Inc. in 2006. Mr. Shelver has extensive experience in information technology and remote data communications and has been in the marine transportation business for over 18 years. Before founding Secure Asset, Mr. Shelver worked at Yukon Fuel Company (now part of Crowley Marine Services) from August 1996 to November 2001, serving as Vice President and Assistant General Manager. He was responsible for the ISO 9002 Quality Assurance Program, information technology department, mergers and acquisitions and the development of what is now the tracking system for equipment, inventory and freight status. Prior to Yukon Fuel, Mr. Shelver was Traffic and IT Manager for Yutana Barge Lines in Alaska. He reengineered the entire billing systems and designed and implemented the current information technology infrastructure which included a 15-node wide area network throughout the state and abroad. Mr. Shelver also assisted with writing the first state-approved spill prevention and contingency plan, as well as the spill prevention plans for a major carrier on the Columbia River. Mr. Shelver received a B.A. degree and an M.B.A. from the University of Washington. Mr. Shelver also graduated from the U.S. Army Signal School Officer Basic Course and served as Commanding Officer for FEMA’s Region X Communication Detachment. His licenses and certificates include FAA multi-engine pilot’s license, USCG tankerman’s license, DOT Class A drivers license with tanker endorsement and a Microsoft Certified System Engineer.

David Otto has been the Secretary and a director since August 28, 2007. Since November 2006, Mr. Otto has served as Secretary and a director of Veritas Solutions, Inc. since November 2006. Mr. Otto is a Seattle-based attorney and President of The Otto Law Group, PLLC, since 1999. Mr. Otto’s practice focuses on corporate finance, securities and mergers and acquisitions, as well as corporate law and governance. He is currently a member of the Board of Directors of Vocalscape Networks, Inc., SinoFresh Healthcare, Inc., Renaissance Window Fashions, Inc., Avisere, Inc., TechAlt, Inc., Saratoga Capital Partners, Inc., ECO2 Plastics, Inc. and Cambridge Partners, LLC. Mr. Otto earned an A.B. degree from Harvard University and J.D. from Fordham University School of Law.

Jeremy Johnson has been our Chief Technology Officer since August 20, 2007. Since November 2006, Mr. Johnson has served as our Chief Technology Officer and, since February 2006, a director and Chief Technology Officer of Secure Asset Reporting Services, Inc. Mr. Johnson is a technology professional with 15 years experience in business technology solutions with the last six years exclusively focusing on telecommunications. From February 2004 to February 2006, Mr. Johnson supervised the Northwest portion of the capital build process of Citizen Communications’ Western United States Fiber Optic Ring. From December 2002 to January 2004, he served as Chief Technology Officer of Amenity Networks, Inc. and during that time was promoted to the same position in the parent company. From April 2000 to December 2002, he served as a Senior Internetworking Engineer for Genuity, Inc., working with Fortune 500 companies to engineer large bandwidth and internetworking solutions. Mr. Johnson currently serves as a director for Airline Mileage Workshop. Mr. Johnson received a B.A. degree from the University of Maryland. He also holds multiple technical certifications including Microsoft Certified Systems Engineer, Cisco Certified Network Associate, Cisco Certified Design Associate and was a Subject Matter Expert in telecommunications for the creation of CompTIA’s Security + Certification.

Cecil Whitlock, CPA, has been our Chief Financial Officer since August 28, 2007. Since July 2006, Mr. Whitlock has served as our Chief Financial Officer. Mr. Whitlock has significant accounting and financial oversight experience. During the past 18 years, Mr. Whitlock managed his own accounting practice. In that capacity, Mr. Whitlock assisted approximately 450 corporations, limited liability companies and partnerships in a wide variety of businesses and industries. Prior to managing his own practice, Mr. Whitlock was a senior partner for Whitlock & Higgins, Inc., PS, CPAs, and a managing partner for Ball, Garber, Whitlock & Treger, CPAs. Previously, Mr. Whitlock served as treasurer of Seacoast Mortgage Corp., which had annual sales of over $20 million. He also served as treasurer of Seacoast Mortgage Corp.’s four wholly-owned subsidiary companies, where he prepared all of the consolidated tax returns. Mr. Whitlock began his career as the accounting and auditing supervisor at Moss Adams & Co., CPAs. Mr. Whitlock earned a B.A. degree in accounting and economics from Central Washington University and a M.A. degree in taxation from Golden Gate University. He is a certified specialist in estate planning and a Certified Valuation Analyst and he has significant experience in business sales and acquisitions and business valuations.

Robert Lear has been our Chief Operating Officer since August 28, 2007. Since November 2006, Mr. Lear has served as our Chief Operating Officer. Mr. Lear has extensive experience in information technology, communications protocols and in the sales and marketing of complex, high-value technology solutions. From January 2004 to January 2005, he worked for and was promoted to Vice President of Sales and Marketing of Secure Asset Reporting Services, Inc. Before joining Secure Asset, Mr. Lear was Senior Vice President at Spherion Technology, a major information technology consulting company, from March 1997 to December 2003, where he ran a national sales organization selling information technology outsourcing and large system integration projects. In this position, he ran a business unit with annual revenues exceeding $50 million. Mr. Lear set up the company’s offshore relationship with a systems integrator in Mumbai, India and managed the channel partnership with IBM. He was a member of the executive team which addressed mergers and acquisitions, strategic planning and corporate governance. Prior to Spherion, Mr. Lear was Region Vice President for Computer Horizons Corp., where he was responsible for the development of a Western States operation.

Prior to November 2006, W. Monty Abbott was served as President, Chief Executive Officer and sole director of VSI. Mr. Abbott resigned from these positions in November 2006.

All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers are elected annually by the Board of Directors and serve at the discretion of the Board. There are no family relationships among the directors and officers of the Company.

We intend to establish an Audit Committee and a Compensation Committee of the Board of Directors, each of which will be comprised of independent directors.

Employment Agreements and Compensation

We currently have no formal employment or consulting agreements with our executive officers. We have salary arrangements with Clayton Shelver, Jeremy Johnson, Cecil Whitlock and Robert Lear and currently pay each of them at an annual rate of $195,000, $145,000, $100,000 and $160,000, respectively. Additionally, no discretionary bonus payments have been made to our executive officers to date.

Equity Incentive Plan

As of the date of this Report, the Registrant has not entered into any Equity Incentive Plans.

Audit Committee Financial Expert

The Company does not have an audit committee financial expert.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires the Company’s officers, directors and persons who beneficially own more than 10% of the Company’s common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons also are required to furnish the Company with copies of all Section 16(a) forms they file. None of the officers or directors of the Company have provided to the Company any filed reports upon their acquisition or disposition of securities of the Company. With the exception of the aforementioned, to the Company’s knowledge, no officers, directors and persons who beneficially own more than 10% of the Company’s common stock have failed to file the reports required pursuant to Section 16(a).

Code of Ethics

The Company has not adopted a Code of Ethics, but plans to do so in the future.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary	Bonus	Stock Awards	Option Awards	Nonequity incentive plan compensation	Nonqualified deferred compensation earnings	All other compensation	Total:
Clayton Shelver,	2007	$195,000	$0	$0	$0	$0	$0	$5,840	$205,840
CEO Appointed	2006	$173,571	$0	$0	$0	$0	$0	$0	$173,571
Nov. 2006 (1)	2005	$95,000	$0	$0	$0	$0	$0	$0	$95,000

Monty Abbott,	2007	$160,000	$0	$0	$0	$0	$0	$4,782	$164,782
VP of M&A, CEO during	2006	$143,307	$0	$0	$0	$0	$0	$0	$143,307
2004 through Nov. 2006 (2)	2005	$136,894	$0	$0	$0	$0	$0	$0	$136,894

Robert Lear, COO	2007	$160,000	$0	$0	$0	$0	$0	$2,000	$162,000
Appointed	2006	$75,000	$0	$0	$0	$0	$0	$0	$75,000
Nov. 2006 (3)	2005	$10,000	$0	$0	$0	$0	$0	$0	10,000

Cecil Whitlock	2007	$100,000	$0	$0	$0	$0	$0	$0	$100,000
CFO Appointed	2006	$17,604	$0	$0	$0	$0	$0	$0	$17,604
July 2006 (4)	2005	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Jeremy Johnson,	2007	$145,000	$0	$0	$0	$0	$0	$3,587	$148,587
CTO Appointed	2006	$75,833	$0	$0	$0	$0	$0	$0	$75,833
Nov. 2006 (5)	2005	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Earnest Mathis,	2007	$0	$0	$0	$0	$0	$0	$18,000	$18,000
Director and Former CEO	2006	$0	$0	$0	$0	$0	$0	$18,000	$18,000
of Mycom (6)	2005	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Rob R. Bransom,	2007	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Former Chairman	2006	$23,409	$0	$0	$0	$0	$0	$0	$23,409
and CEO of Mycom (7)	2005	$116,621	$0	$0	$0	$0	$0	$0	$116,621

James T. Bobbit,	2007	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Former Pres., COO and	2006	$0	$0	$0	$0	$0	$0	$0	$0
Director of Mycom (8)	2005	$133,494	$0	$0	$0	$0	$0	$0	$133,494

John Anderson,	2007	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Former CTO,	2006	$0	$0	$27,375	$0	$0	$0	$0	$27,375
CIO of VSI (9)	2005	$12,000	$0	$0	$0	$0	$0	$0	$12,000

Steve Mazur,	2007	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Former Pres.	2006	$0	$0	$18,250	$0	$0	$0	$0	$18,250
of VSI (10)	2005	$0	$0	$0	$0	$0	$0	$0	$0

(1)
Mr. Shelver is the co-founder of SARS and was appointed as Director and Chief Executive Officer of VSI in November 2006. He has also served as Director and Chief Executive Officer of SARS since its inception. Mr. Shelver’s estimated annual salary for fiscal year 2007 is $195,000. “All Other Compensation” consists of a laptop, cell phone and related services. Mr. Shelver is married to Elizabeth Shelver.

(2)
Mr. Abbott is the founder of VSI and was the sole Director and the Chief Executive Officer of VSI until his resignation in November 2006. He currently serves as Vice President of Mergers and Acquisitions of VSI. Mr. Abbott’s estimated annual salary for fiscal year 2007 is $160,000. “All Other Compensation” consists of a laptop, cell phone and related services. Mr. Abbott is married to Debbie Abbott.

(3)
Mr. Lear was appointed Chief Operating Officer of VSI in November 2006. He has also served as Vice President of Sales and Marketing of SARS since 2005. Mr. Lear’s estimated annual salary for fiscal year 2007 is $160,000. “All Other Compensation” consists of a laptop, cell phone and related services.

(4)	Mr. Whitlock was appointed as Chief Financial Officer of VSI in July 2006. He is a part-time employee. Mr. Whitlock’s estimated annual salary for fiscal year 2007 is $100,000.

(5)
Mr. Johnson was appointed as Director and Chief Technology Officer of VSI in November 2006. He has also served as Chief Technology Officer of SARS since early 2006. Mr. Johnson’s estimated annual salary for fiscal year 2007 is $145,000. “All Other Compensation” consists of a laptop, cell phone and related services.

(6)
Mr. Mathis has served as Mycom’s Chief Executive Officer, President Secretary and Treasurer and Director from July 14, 2006 until his resignation as Chief Executive Officer, President Secretary and Treasurer on August 28, 2007. During this time, Mycom paid Mr. Mathis $1,500 per month for reimbursement for out-of-pocket office expenses, such as telephone, postage or supplies and administrative support.

(7)	Mr. Bransom served as Mycom’s Chairman and Chief Executive Officer during 2005 and 2006. Mr. Bransom resigned on July 14, 2006.

(8)	James T. Bobbit served as Mycom’s President, Chief Operating Officer and Director during 2005 and 2006. Mr. Bobbit resigned on July 14, 2006.

(9)
John Anderson served as the Chief Technology Officer and Chief Information Officer of Veritas Solutions during 2005 and 2006. During 2006, Mr. Anderson received 54,750 shares of common stock for services rendered. Mr. Anderson resigned on November 2006.

(10)	Steve Mazur served as President of Veritas Solutions during 2005 and 2006. During 2006, Mr. Mazur received 36,500 shares of common stock for services rendered. Mr. Mazur resigned on November 2006.

GRANTS OF PLAN BASED AWARDS.

No grants of plan based awards were granted during the 2006 fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The Company has not granted any equity awards.

OPTION EXERCISES AND STOCK VESTED TABLE

The Company has not granted options or other equity awards.

PENSION BENEFITS TABLE

The Company did not offer a pension plan during fiscal year 2006.

NONQUALIFIED DEFERRED COMPENSATION TABLE

The Company did not offer any non-qualified deferred compensation plans during fiscal year 2006.

DIRECTOR COMPENSATION DISCLOSURE

The Company did not enter into director compensation arrangements during the fiscal year 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions

On July 14, 2006 (the "Closing Date"), pursuant to a Stock Purchase Agreement (the "Stock Purchase Agreement") with the Registrant, Mathis Family Partners Ltd. (Earnest Mathis is a partner), Bleu Ridge Profit Sharing Plan & Trust and La Mirage Trust purchased 1,132,024, 566,012 and 566,012 shares, respectively, of the common stock of the Registrant for an aggregate of $400,000 cash. The source of the funds paid was personal funds of the investors. In accordance with the Stock Purchase Agreement, all officers and directors resigned their positions with the Registrant effective as of the Closing Date and appointed Earnest Mathis as the Registrant's sole director.

As a result of the purchase of the shares of the Registrant's common stock, Mathis Family Partners Ltd., Bleu Ridge Profit Sharing Plan & Trust and La Mirage Trust own approximately 37.73%, 18.87% and 18.87%, respectively, of the issued and outstanding shares of common stock of the Registrant.

On April 2, 2007, the Company entered into a Revolving Credit Agreement (the "Revolving Credit Agreement") with Mathis Family Partners, Ltd. ("Mathis"), Bleu Ridge Profit Sharing Plan & Trust ("Bleu Ridge"), La Mirage Trust ("Mirage") and Lazzeri Family Trust ("Lazzeri"), collectively, they are referred to herein as the "the Lender", to borrow up to $250,000, evidenced by an unsecured Revolving Loan Note (the "Revolving Loan Note.") In connection with and as consideration for a loan fee for the foregoing credit facility, Mathis, Bleu Ridge, Mirage and Lazzeri each received 225,000 unregistered shares of the Company's common stock for a total of 900,000 shares.

On September 25, 2006, Lazzeri Family Trust purchased 18.87% or 566,012 shares of Mycom common stock from Mathis Family Partners Ltd. As a result of the stock sale, Earnest Mathis, the Registrant's sole officer and director and the General Partner of the Mathis Family Partners Ltd. indirectly owns 18.87% of the issued and outstanding shares of common stock of the Registrant.

Laurence Shelver, father of Clayton Shelver and co-founder of SARS, is the owner of the one share of series A preferred stock. Mr. Shelver receives a monthly dividend payment of $6,332.73. The principal amount of the series A preferred is $949,908.83 and interest is 8% per annum. The conversion price is $1/share and it will automatically convert into common stock in August 2009 if not converted earlier. The series A was granted on May 16, 2006 as consideration for the agreement and plan of merger by and between VSI and SARS. The Company also paid Mr. Shelver a total of $32,500 for the rental of testing and storage space during the nine months ended June 30, 2007.

VSI and SARS currently rent office space from Cirrus Ventures, LLC, a company owned by Monty and Debbie Abbott. The term of the lease is one-year and it expires on December 1, 2007. The annual rent is $36,000 ($3,000/month). Additionally, the Company paid $7,415 for tenant improvements made to the office during the nine months ended June 30, 2007.

In July 2005, VSI entered into an engagement agreement with The Otto Law Group, PLLC (“OLG”), a law firm, the managing partner of which is one of the Company’s directors, whereby the Company paid a retainer fee of $150,000. The agreement does not have a stated term. Since September 30, 2006, VSI has paid $1,246,106.10 for legal fee services. As of the date of this report, accounts payable to OLG for legal services was approximately $0.00.

Elizabeth Shelver, wife of Clayton Shelver, currently serves as the Director of Customer Service for VSI and SARS. Mrs. Shelver’s estimated annual salary for 2007 is $95,000.

Debbie Abbott, wife of Monty Abbott, has served as the Assistant Director of Finance for VSI since its inception. Mrs. Abbott’s estimated annual salary for 2007 is $100,000.

Director Independence

Our securities trade on the Over-the-Counter Bulletin Board System and our Board of Directors is not subject to any independence requirements.

DESCRIPTION OF SECURITIES

As of August 28, 2007, the Company had 26,466,040 shares of common out outstanding and 1 share of Series A preferred stock outstanding. The Company has a total of 524 shareholders.

The Company has 90,000,000 shares of common stock, at $0.01 par value, authorized and there are 10,000,000 shares of preferred stock, at $.01 par value, authorized.

Laurence Shelver, co-founder of SARS and father of Clayton Shelver, is the owner of the one share of series A preferred stock of VSI. Mr. Shelver receives a monthly dividend payment of $6,332.73. The principal amount of the series A preferred is $949,908.83 and is 8% per annum. The conversion price is $1/share and it will automatically convert into common stock in August 2009 if not converted earlier. The series A was granted on May 16, 2006 as consideration for the agreement and plan of merger with VSI and SARS.

On May 29, 2007, Mycom’s shareholders and Board of Directors approved a reverse split of the common stock effective May 29, 2007, on the basis of one share for each 5 shares issued and outstanding with any fractional shares to be rounded up to a whole share. All references to common stock have been retroactively adjusted to give effect to this reverse stock split. The reverse stock split will reduce the number of shares of our common stock issued and outstanding, but will not increase the par value of our common stock, and will not change the number of authorized shares of our common stock. All references to common stock have been retroactively adjusted to give effect to this reverse stock split.

On February 20, 2007, the Mycom’s shareholders and Board of Directors approved a reverse split of the common stock effective February 20, 2007, on the basis of one share for each 30 shares issued and outstanding with any fractional shares to be rounded up to a whole share. The reverse stock split will reduce the number of shares of our common stock issued and outstanding, but will not increase the par value of our common stock, and will not change the number of authorized shares of our common stock. All references to common stock have been retroactively adjusted to give effect to this reverse stock split.

Mycom issued 200,000 shares of series A preferred stock on January 31, 2003 in connection with the acquisition of Maximize I.T., Inc. and also sold 190,000 preferred shares during 2003 primarily to officers and 400,000 shares to a board member during 2004. The terms of the preferred share purchase agreement included conversion rights to common stock, on a one-for-one basis at any time within a five-year term. During 2006, the Company entered into agreements with all Preferred stockholders to convert all Class A Preferred shares to common shares. Each share of Series A preferred stock was converted to ten (10) (pre reverse split) shares of common stock. There were 906,667 shares of preferred stock that were converted to 302,222 shares of common stock during May 2006. The preferred shares paid dividends of 8% per annum each quarter. During 2006 and 2005 preferred dividends were paid or accrued totaling $32,175 and $110,355 based upon a preferred value of $1,360,000 or $1.50 per issued preferred share.

Common Stock Purchase Warrants

The Company has a total of 18,701,051 shares of common stock purchase warrants issued or are issuable during the next sixty days.

The Company currently has five-year common stock purchase warrants outstanding in the total aggregate amount of 5,817,571 with an exercise price of $1.00 per share. These warrants were issued during 2005 and 2006 in connection with Veritas Solutions, Inc.’s financing efforts and were under a private placement.

In connection with the Company’s current financing efforts, the Company will issue additional 3-year common stock purchase warrants in the total aggregate amount of 810,000 with an exercise price of $1.25 per share.

PART II

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

As of August 28, 2007, The Company had 26,466,040 shares of common stock issued and outstanding and had approximately 542 stockholders of record. There is 1 share of series A preferred stock issued and outstanding.

The Company’s common stock is not traded on a registered securities exchange, or the NASDAQ. The Company’s common stock is quoted on the National Association of Securities Dealers OTC Bulletin Board. The following table sets forth the range of high and low bid quotations for each fiscal quarter for the past two (2) years. These quotations reflect inter-dealer prices without retail mark-up, mark-down, or commissions, and may not necessarily represent actual transactions.

FISCAL QUARTER ENDING	HIGH BID	LOW BID
June 30, 2007	$1.93	$1.93
March 31, 2007 (1)	$—	$—
December 31, 2006	$0.04	$0.01
September 30, 2006	$0.08	$0.04
June 30, 2006	$0.12	$0.04
March 31, 2006	$0.14	$0.055
December 31, 2005	$0.06	$0.06
September 30, 2005	$0.06	$0.06

(1) The range of high and low bid quotations for the quarter ending March 31, 2007 are unavailable.

On August 10, 2007 the closing price was $1.50 per share.

We have never declared or paid cash dividends to our stockholders. We currently intend to retain all available funds and any future earnings for use in the operation of our business and we do not anticipate declaring or paying cash dividends for the foreseeable future.

There are no securities authorized for issuance under any equity compensation plans.

LEGAL PROCEEDINGS

The Company is not involved in any pending or threatened legal proceedings.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

The Company has not changed its accountants.

The Company has had no disagreements with its accountants on accounting and financial disclosure.

RECENT SALES OF UNREGISTERED SECURITIES

Mycom Group, Inc.

On July 14, 2006 (the "Closing Date"), pursuant to a Stock Purchase Agreement (the "Stock Purchase Agreement") with the Registrant, Mathis Family Partners Ltd., Bleu Ridge Profit Sharing Plan & Trust and La Mirage Trust purchased 1,132,024, 566,012 and 566,012 shares, respectively, of the common stock of the Registrant for an aggregate of $400,000 cash. The source of the funds paid was personal funds of the investors. In accordance with the Stock Purchase Agreement, all officers and directors resigned their positions with the Registrant effective as of the Closing Date and appointed Earnest Mathis as the Registrant's sole director.

As a result of the purchase of the shares of the Registrant's common stock, Mathis Family Partners Ltd., Bleu Ridge Profit Sharing Plan & Trust and La Mirage Trust own approximately 37.73%, 18.87% and 18.87%, respectively, of the issued and outstanding shares of common stock of the Registrant. Earnest Mathis is also the General Partner of Mathis Family Partners Ltd.

On April 2, 2007, the Company entered into a Revolving Credit Agreement (the "Revolving Credit Agreement") with Mathis Family Partners, Ltd. ("Mathis"), Bleu Ridge Profit Sharing Plan & Trust ("Bleu Ridge"), La Mirage Trust ("Mirage") and Lazzeri Family Trust ("Lazzeri"), collectively, they are referred to herein as the "the Lender", to borrow up to $250,000, evidenced by an unsecured Revolving Loan Note (the "Revolving Loan Note.") In connection with and as consideration for a loan fee for the foregoing credit facility, Mathis, Bleu Ridge, Mirage and Lazzeri each received 225,000 unregistered shares of the Company's common stock for a total of 900,000 shares.

On September 25, 2006, Lazzeri Family Trust purchased 18.87% or 566,012 shares of Mycom common stock from Mathis Family Partners Ltd. As a result of the stock sale, Earnest Mathis, the Registrant's sole officer and director and the General Partner of the Mathis Family Partners Ltd. indirectly owns 18.87% of the issued and outstanding shares of common stock of the Registrant.

Veritas Solutions, Inc.

As of the date of this Current Report, Veritas Solutions, Inc., a Washington corporation, received subscriptions and related funds into escrow pursuant to a private placement memorandum (the “PPM”) of up to $13 million, through the offering of a minimum of 20 Units for $25,000 per unit. All references to the “Company,” “VSI,” “we” or “us” refer to the now combined operations of the Registrant and VSI. The offering was made to “accredited investors” as defined in Rule 501(a) under the Securities Act of 1933 and pursuant to Section 506 under the Securities Act. The PPM is offering a minimum of 2,000,000 shares and up to 10,000,000 shares of common stock, in two separate tranches, consisting of a first tranche of 3,000,000 shares of common stock (the “First Tranche”), the PPM will also receive warrants to purchase shares of common stock (the “Warrant’). VSI will not issue warrants in connection with subscriptions for shares in the second tranche of the offering. The purchase price for shares of common stock is $1.00 per share. The Company has also agreed to sell up to an additional 3,500,000 shares of common stock, or 35% of the shares offered in the First Tranche and second tranche of the offering, respectively, to cover investor over-subscriptions, if any. The minimum purchase is 25,000 shares of common stock ($25,000). The Warrant will be for 20% of the number of shares purchased by such investors in the First Tranche at $1.25 per share for three years after the date of issuance. The shares of common stock into which the Warrants are exercisable will be afforded the same registration rights as all other shares of common stock sold in the offering. The Warrants will contain customary anti-dilution provisions and will not be redeemable. As of the date of this Current Report, the offering had not closed and the shares and warrants have not been issued.

During 2005 and 2006, VSI financed its early-stage operations through the sale of approximately $4,845,000 in shares of common stock and series A and series B convertible preferred stock, and associated warrants, in privately-negotiated transactions with accredited investors and certain members of our management. In January 2007, we obtained a $500,000 short-term 10% bridge loan from two unaffiliated accredited investors, repayable from the net proceeds of the PPM (referenced above). The bridge lenders also received warrants in connection with the loan.

On January 22, 2007, VSI affected a reverse stock split of its outstanding capital stock and made certain other adjustments to its capitalization. The 140,000 shares of 8% cumulative series B convertible preferred stock mandatorily converted into 149,333 shares of common stock at the closing of the Merger Agreement.

Dividends-Common Shares

The Company has never paid cash dividends on its Common Stock and does not intend to do so in the foreseeable future.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company's Articles of Incorporation provide that the Company shall indemnify to the fullest extent permitted by the Nevada Corporate Code any person who is made, or threatened to be made, a party to any action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including an action, suit or proceeding by or in the right of the corporation) by reason of the fact that the person is or was a director or officer of the corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the corporation, or serves or served at the request of the corporation as a director or officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. The right to and amount of indemnification shall be determined in accordance with the provisions of the Nevada Corporate Code in effect at the time of the determination.

Our bylaws generally require that we advance to our directors and officers expenses incurred by them in defending a proceeding in advance of its final disposition, provided that the director or officer agrees to reimburse us for such advances if it is ultimately found that the director or officer is not entitled to indemnification. In addition, our bylaws permit us to purchase insurance on behalf of our directors and officers against any liability asserted against them in such capacity. We intend to obtain such insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 3.02                Unregistered Sales of Equity Securities

Mycom Group, Inc.

On July 14, 2006 (the "Closing Date"), pursuant to a Stock Purchase Agreement (the "Stock Purchase Agreement") with the Registrant, Mathis Family Partners Ltd., Bleu Ridge Profit Sharing Plan & Trust and La Mirage Trust purchased 1,132,024, 566,012 and 566,012 shares, respectively, of the common stock of the Registrant for an aggregate of $400,000 cash. The source of the funds paid was personal funds of the investors. In accordance with the Stock Purchase Agreement, all officers and directors resigned their positions with the Registrant effective as of the Closing Date and appointed Earnest Mathis as the Registrant's sole director.

As a result of the purchase of the shares of the Registrant's common stock, Mathis Family Partners Ltd., Bleu Ridge Profit Sharing Plan & Trust and La Mirage Trust own approximately 37.73%, 18.87% and 18.87%, respectively, of the issued and outstanding shares of common stock of the Registrant. Earnest Mathis is also the General Partner of Mathis Family Partners Ltd.

On September 25, 2006, Lazzeri Family Trust purchased 18.87% or 566,012 shares of Mycom common stock from Mathis Family Partners Ltd. As a result of the stock sale, Earnest Mathis is the General Partner of the Mathis Family Partners Ltd. indirectly owns 18.87% of the issued and outstanding shares of common stock of the Registrant.

Veritas Solutions, Inc.

As of the date of this Current Report, Veritas Solutions, Inc., a Washington corporation, received subscriptions and related funds into escrow pursuant to a private placement memorandum (the “PPM”) of up to $13 million, through the offering of a minimum of 20 Units for $25,000 per unit. All references to the “Company,” “VSI,” “we” or “us” refer to the now combined operations of the Registrant and VSI. The offering was made to “accredited investors” as defined in Rule 501(a) under the Securities Act of 1933 and pursuant to Section 506 under the Securities Act. The PPM is offering a minimum of 2,000,000 shares and up to 10,000,000 shares of common stock, in two separate tranches, consisting of a first tranche of 3,000,000 shares of common stock (the “First Tranche”), the PPM will also receive warrants to purchase shares of common stock (the “Warrant’). VSI will not issue warrants in connection with subscriptions for shares in the second tranche of the offering. The purchase price for shares of common stock is $1.00 per share. The Company has also agreed to sell up to an additional 3,500,000 shares of common stock, or 35% of the shares offered in the First Tranche and second tranche of the offering, respectively, to cover investor over-subscriptions, if any. The minimum purchase is 25,000 shares of common stock ($25,000). The Warrant will be for 20% of the number of shares purchased by such investors in the First Tranche at $1.25 per share for three years after the date of issuance. The shares of common stock into which the Warrants are exercisable will be afforded the same registration rights as all other shares of common stock sold in the offering. The Warrants will contain customary anti-dilution provisions and will not be redeemable. As of the date of this Current Report, the offering had not closed and the shares and warrants have not been issued.

During 2005 and 2006, VSI financed its early-stage operations through the sale of approximately $4,845,000 in shares of common stock and series A and series B convertible preferred stock, and associated warrants, in privately-negotiated transactions with accredited investors and certain members of our management. In January 2007, we obtained a $500,000 short-term 10% bridge loan from two unaffiliated accredited investors, repayable from the net proceeds of the PPM (referenced above). The bridge lenders also received warrants in connection with the loan.

On January 22, 2007, VSI affected a reverse stock split of its outstanding capital stock and made certain other adjustments to its capitalization. The 140,000 shares of 8% cumulative series B convertible preferred stock mandatorily converted into 108,864 shares of common stock at the closing of the Merger Agreement.

Item 5.01                Changes in Control of Registrant

In connection with the closing of the Merger Agreement described in Item 2.01, the Registrant issued an aggregate of 26,425,571 shares of its common stock which resulted in a change of control with respect to its stock ownership. Please see “Directors and Executive Officer, Promoters and Control Persons” and “Security Ownership of Certain Beneficial Owners and Management” sections in Item 2.01 above, which set forth the Company’s new principal stockholders and its newly elected officers as required under this Item 5.01.

Item 5.02       Departure of Directors or Principal Officers

On August 28, 2007, Earnest Mathis, Jr. resigned as our Chief Executive Officer, President, Secretary and Treasurer, effective immediately. Mr. Mathis resigned pursuant to the Merger Agreement described in Item 2.01 and not pursuant to any disagreement on any matter relating to the Company’s operations, policies or practices, nor regarding the general direction of the Company.

On August 28, 2007, Clayton Shelver was appointed as the Chief Executive Officer of the Company, effective immediately. Mr. Shelver shall serve as officer until the earlier of (i) his resignation, (ii) election of his successor or (iii) his termination.

Mr. Shelver, 41, has been the Chief Executive Officer and a director of Veritas Solutions, Inc. since November 2006, and was the co-founder and Chief Executive Officer of Secure Asset Reporting Services, Inc. (“Secure Asset”) from November 2001 until its acquisition by Veritas Solutions, Inc. in 2006. Mr. Shelver has extensive experience in information technology and remote data communications and has been in the marine transportation business for over 18 years. Before founding Secure Asset, Mr. Shelver worked at Yukon Fuel Company (now part of Crowley Marine Services) from August 1996 to November 2001, serving as Vice President and Assistant General Manager. He was responsible for the ISO 9002 Quality Assurance Program, information technology department, mergers and acquisitions and the development of what is now the tracking system for equipment, inventory and freight status. Prior to Yukon Fuel, Mr. Shelver was Traffic and IT Manager for Yutana Barge Lines in Alaska. He reengineered the entire billing systems and designed and implemented the current information technology infrastructure which included a 15-node wide area network throughout the state and abroad. Mr. Shelver also assisted with writing the first state-approved spill prevention and contingency plan, as well as the spill prevention plans for a major carrier on the Columbia River. Mr. Shelver received a B.A. degree and an M.B.A. from the University of Washington. Mr. Shelver also graduated from the U.S. Army Signal School Officer Basic Course and served as Commanding Officer for FEMA’s Region X Communication Detachment. His licenses and certificates include FAA multi-engine pilot’s license, USCG tankerman’s license, DOT Class A drivers license with tanker endorsement and a Microsoft Certified System Engineer.

Mr. Shelver is not related to any officer, director or affiliate of the Company. Mr. Shelver is not a party to any pending legal proceeding, nor has he been subject to a bankruptcy petition filed against him, nor been convicted in, or subject to, any criminal proceeding.

On August 28, 2007, David Otto was appointed to the Board of Directors and as the Secretary of the Company, effective immediately. Mr. Otto shall serve as director until the earlier of (i) his resignation, (ii) election of his successor or (iii) his termination.

Mr. Otto, 48, has been the Secretary and a director of Veritas Solutions, Inc. since November 2006. Mr. Otto is a Seattle-based attorney and President of The Otto Law Group, PLLC, since 1999. Mr. Otto’s practice focuses on corporate finance, securities and mergers and acquisitions, as well as corporate law and governance. He is currently a member of the Board of Directors of Vocalscape Networks, Inc., SinoFresh Healthcare, Inc., Renaissance Window Fashions, Inc., Avisere, Inc., TechAlt, Inc., Saratoga Capital Partners, Inc., ECO2 Plastics, Inc. and Cambridge Partners, LLC. Mr. Otto earned an A.B. degree from Harvard University and J.D. from Fordham University School of Law.

Mr. Otto is not related to any officer, director or affiliate of the Company. Mr. Otto is not a party to any pending legal proceeding, nor has he been subject to a bankruptcy petition filed against him, nor been convicted in, or subject to, any criminal proceeding.

On August 28, 2007, Jeremy Johnson was appointed as the Chief Technology Officer of the Company, effective immediately. Mr. Johnson shall serve as an officer until the earlier of (i) his resignation, (ii) election of his successor or (iii) his termination.

Mr. Johnson, 36, has been the Chief Technology Officer and a director of Veritas Solutions, Inc. since November 2006 and, since February 2006, a director and Chief Technology Officer of Secure Asset Reporting Services, Inc. Mr. Johnson is a technology professional with 15 years experience in business technology solutions with the last six years exclusively focusing on telecommunications. From February 2004 to February 2006, Mr. Johnson supervised the Northwest portion of the capital build process of Citizen Communications’ Western United States Fiber Optic Ring. From December 2002 to January 2004, he served as Chief Technology Officer of Amenity Networks, Inc. and during that time was promoted to the same position in the parent company. From April 2000 to December 2002, he served as a Senior Internetworking Engineer for Genuity, Inc., working with Fortune 500 companies to engineer large bandwidth and internetworking solutions. Mr. Johnson currently serves as a director for Airline Mileage Workshop. Mr. Johnson received a B.A. degree from the University of Maryland. He also holds multiple technical certifications including Microsoft Certified Systems Engineer, Cisco Certified Network Associate, Cisco Certified Design Associate and was a Subject Matter Expert in telecommunications for the creation of CompTIA’s Security + Certification.

Mr. Johnson is not related to any officer, director or affiliate of the Company. Mr. Johnson is not a party to any pending legal proceeding, nor has he been subject to a bankruptcy petition filed against him, nor been convicted in, or subject to, any criminal proceeding.

On August 28, 2007, Cecil Whitlock was appointed as the Chief Financial Officer of the Company, effective immediately. Mr. Whitlock shall serve as an officer until the earlier of (i) his resignation, (ii) election of his successor or (iii) his termination.

Mr. Whitlock, 58, has been the Chief Financial Officer of Veritas Solutions, Inc. since July 2006. Mr. Whitlock has significant accounting and financial oversight experience. During the past 18 years, Mr. Whitlock managed his own accounting practice. In that capacity, Mr. Whitlock assisted approximately 450 corporations, limited liability companies and partnerships in a wide variety of businesses and industries. Prior to managing his own practice, Mr. Whitlock was a senior partner for Whitlock & Higgins, Inc., PS, CPAs, and a managing partner for Ball, Garber, Whitlock & Treger, CPAs. Previously, Mr. Whitlock served as treasurer of Seacoast Mortgage Corp., which had annual sales of over $20 million. He also served as treasurer of Seacoast Mortgage Corp.’s four wholly-owned subsidiary companies, where he prepared all of the consolidated tax returns. Mr. Whitlock began his career as the accounting and auditing supervisor at Moss Adams & Co., CPAs. Mr. Whitlock earned a B.A. degree in accounting and economics from Central Washington University and a M.A. degree in taxation from Golden Gate University. He is a certified specialist in estate planning and a Certified Valuation Analyst and he has significant experience in business sales and acquisitions and business valuations.

Mr. Whitlock is not related to any officer, director or affiliate of the Company. Mr. Whitlock is not a party to any pending legal proceeding, nor has he been subject to a bankruptcy petition filed against him, nor been convicted in, or subject to, any criminal proceeding.

On August 28, 2007, Robert Lear was appointed to the as the Chief Operating Officer of the Company, effective immediately. Mr. Lear shall serve as an officer until the earlier of (i) his resignation, (ii) election of his successor or (iii) his termination.

Mr. Lear, 47, has been the Chief Operating Officer of Veritas Solutions, Inc. since November 2006. Mr. Lear has extensive experience in information technology, communications protocols and in the sales and marketing of complex, high-value technology solutions. From January 2004 to January 2005, he worked for and was promoted to Vice President of Sales and Marketing of Secure Asset Reporting Services, Inc. Before joining Secure Asset, Mr. Lear was Senior Vice President at Spherion Technology, a major information technology consulting company, from March 1997 to December 2003, where he ran a national sales organization selling information technology outsourcing and large system integration projects. In this position, he ran a business unit with annual revenues exceeding $50 million. Mr. Lear set up the company’s offshore relationship with a systems integrator in Mumbai, India and managed the channel partnership with IBM. He was a member of the executive team which addressed mergers and acquisitions, strategic planning and corporate governance. Prior to Spherion, Mr. Lear was Region Vice President for Computer Horizons Corp., where he was responsible for the development of a Western States operation.

Mr. Lear is not related to any officer, director or affiliate of the Company. Mr. Lear is not a party to any pending legal proceeding, nor has he been subject to a bankruptcy petition filed against him, nor been convicted in, or subject to, any criminal proceeding.

To the extent that any information called for in Item 404(a) of Regulation S-B is required pursuant to this appointment, such information is currently unavailable and will be provided in an amendment to this Form 8-K within four (4) days from when this information becomes available.

Item 9.01                Financial Statements and Exhibits

Please see the Exhibit Index immediately following the signature page.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 31, 2007

MYCOM GROUP, INC.

	By:	/s/ Clayton Shelver
Clayton Shelver Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description	Location

3.1	Articles of Incorporation	Incorporated by reference to Exhibit 3.0 filed with Form 10-SB12G on February 24, 1999.

3.1.1	Certificate of Amendment to the Articles of Incorporation	Incorporated by Reference to Exhibit 3.0 filed with Form 10-QSB on August 13, 2007.

10.1	Agreement and Plan of Merger	Attached.

99.1	Financial Statements of Business Acquired.	Attached.

99.2	Financial Statements of Mycom Group, Inc.	Attached.